Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of

                                NetWorth, Inc.

                                      at

                             $42.00 Net Per Share

                                      by

                              Compaq-Dallas, Inc.

                         a wholly owned subsidiary of

                          Compaq Computer Corporation


                THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY,
                DECEMBER 8, 1995, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase dated November 9, 1995 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Compaq-Dallas, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Compaq Computer Corporation, to purchase for cash all outstanding shares of Common Stock, $.01 par value (the "Shares"), of NetWorth, Inc., a Delaware corporation (the "Company").

     We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

     Your attention is invited to the following:

     1.  The tender price is $42.00 per Share, net to you in cash.

     2. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Friday, December 8, 1995, unless the Offer is extended.

     3. The Offer is conditioned upon, among other things, there being validly tendered by the Expiration Date (as defined in the Offer) and not withdrawn a number of Shares which, together with the Shares then owned by the Purchaser, represents at least a majority of the total number of outstanding shares on a fully diluted basis.

     4. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Citibank, N.A. (the "Depositary") of (a) Share Certificates or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility are actually received by the Depositary. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Morgan Stanley & Co. Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                         Instructions with Respect to

                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock
                                      of
                                NetWorth, Inc.
                                      at
                               $42.00 Per Share
                                      by
                             Compaq-Dallas, Inc.
                         a wholly owned subsidiary of

                          Compaq Computer Corporation

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated November 9, 1995, and the related Letter of Transmittal, in connection with the offer by Compaq-Dallas, Inc. to purchase all outstanding shares of Common Stock, $.01 par value per share (the "Shares"), of NetWorth, Inc.

     This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

------------------------------------
Number of Shares to be Tendered:*  |                  SIGN HERE
                                   |
         Shares                    |
                                   | -----------------------------------------
------------------------------------
                                     -----------------------------------------

                                     -----------------------------------------
                                                      Signature(s)

                                     -----------------------------------------

                                     -----------------------------------------
                                     Please Print name(s) and address(es) here

                                     -----------------------------------------

                                     -----------------------------------------
                                         Area Code & Telephone Number(s)

                                     -----------------------------------------
                                              Tax Identification or
                                            Social Security Number(s)

Dated: ______________________199__


 * Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.